Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

SMIDLER ASSUMES PRESIDENCY AT KAMAN INDUSTRIAL TECHNOLOGIES

BLOOMFIELD, Connecticut (September 1, 2010) – (NASDAQ-GS:KAMN) Kaman Corporation announced today that Steven J. Smidler has assumed the role of President of its subsidiary, Kaman Industrial Technologies Corporation (KIT).  Smidler succeeds T. Jack Cahill, who retired yesterday, and he reports to Neal J. Keating, Chairman, President and CEO of the parent company.

Smidler, 51, joined Kaman in December 2009 as Senior Vice President and Chief Operating Officer of KIT.  He joined the company from Lenze Americas Corporation where he served as Executive Vice President, with responsibility for marketing, sales, finance, business systems and product technology for the Americas.  Smidler was also a member of the management committee of the Lenze Group, Germany, and held the position of President and Treasurer for Lenze Americas and served as Treasurer and a Board member for the Lenze ACTech production company.

“Steve has been a great addition to the Kaman management team since joining us last year and he is ready to assume this leadership role.  His almost thirty years of experience in high technology products, sales management, marketing and general management provide a great foundation for success in his new role,” Keating stated.  “Steve’s knowledge of electrical, mechanical and fluid power products and many years of customer interaction in the same industries that Kaman serves, allowed him to learn our organization quickly and he is well positioned to lead KIT into the future.  His experience and his thorough knowledge of international markets and global customers will be extremely valuable as Kaman Industrial Technologies implements its long-term growth strategy.”

“Jack did a tremendous job in building a company culture at KIT that is based on integrity, dedication, technical capability and hard work.  I am very appreciative of the way that the organization has welcomed and engaged me, and I look forward to working closely with our people as we continue to pursue the strategic objectives of the company,” said Smidler.

Smidler is a 1981 graduate of Purdue University with a bachelor’s degree in electrical engineering technology.  He received an MBA from the Fuqua School of Business at Duke University in 2007.  Prior to joining Lenze, Smidler held executive positions at Eaton Corporation’s Powerware Division and Rockwell Automation.  Smidler has had assignments throughout the Americas and Europe.

Steve and his wife Cindy live in West Hartford, Connecticut.

KIT is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than 3.5 million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.
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Contacts:
Eric Remington	David Mayer
VP, Investor Relations	VP, Marketing
Kaman Corporation	Kaman Industrial Technologies Corporation
(860) 243-6334	(860) 687-5185
eric.remington@kaman.com	dave.mayer@kaman.com